Exhibit 99.1

NEW JERSEY RESOURCES REPORTS THIRD-QUARTER FISCAL 2022 RESULTS AND
INCREASES EARNINGS GUIDANCE FOR FISCAL 2022

WALL, N.J., August 4, 2022 — Today, New Jersey Resources Corporation (NYSE: NJR) reported results for the third quarter of fiscal 2022. Highlights include:

●	Consolidated net income of $13.1 million, compared with a net loss of $(111.8) million in the third quarter of fiscal 2021.
●
Consolidated net financial loss, a non-GAAP financial measure, of $(3.6) million, or $(0.04) per share, compared to a net financial loss of $(14.1) million, or $(0.15) per share, in the third quarter of fiscal 2021.

●	Increased fiscal 2022 net financial earnings per share (NFEPS) guidance range to $2.40 to $2.50 from the previously announced range of $2.30 to $2.40.

Third-quarter fiscal 2022 net income totaled $13.1 million, or $0.14 per share, compared with a net loss of $(111.8) million, or $(1.16) per share, during the same period in fiscal 2021. Fiscal 2022 year-to-date net income totaled $220.4 million, or $2.29 per share, compared with $119.0 million, or $1.24 per share, for the same period in fiscal 2021.

Third-quarter fiscal 2022 net financial loss totaled $(3.6) million, or $(0.04) per share, compared to a net financial loss of $(14.1) million, or $(0.15) per share, during the same period in fiscal 2021, which included a $72.7 million after-tax impairment charge related to NJR's investment in the PennEast Project. Fiscal 2022 year-to-date net financial earnings (NFE) totaled $192.4 million, or $2.00 per share, compared with $201.1 million, or $2.09 per share, for the same period in fiscal 2021.

Steve Westhoven, President and CEO, stated, "We are pleased to raise our fiscal 2022 NFEPS guidance for the second time in fiscal 2022, driven by strong performance at New Jersey Natural Gas Company (NJNG), greater than anticipated financial margin at our Energy Services’ business, and increased wholesale electricity revenue at Clean Energy Ventures (CEV). Our year-to-date financial results, as well as increased guidance throughout the year, reflect the strength of our complementary portfolio of businesses."

Key Performance Metrics

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in Thousands)	2022	2021	2022	2021
Net income (loss)	$13,053	$(111,831)	$220,400	$119,023
Basic EPS	$0.14	$(1.16)	$2.29	$1.24
Net financial (loss) earnings	$(3,551)	$(14,148)	$192,425	$201,113
Basic net financial (loss) earnings per share	$(0.04)	$(0.15)	$2.00	$2.09

NJR Reports Third Quarter Fiscal 2022 Results Page 2 of 13
A reconciliation of net income to NFE for the three and nin2e months ended June 30, 2022 and 2021, is provided below.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Thousands)	2022	2021	2022	2021
Net income (loss)	$13,053	$(111,831)	$220,400	$119,023
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(17,891)	21,862	(58,060)	13,627
Tax effect	4,253	(5,198)	13,809	(3,240)
Effects of economic hedging related to natural gas inventory	428	2,486	25,160	(12,255)
Tax effect	(102)	(591)	(5,979)	2,912
(Gain on) impairment of equity method investment	(4,021)	92,000	(4,021)	92,000
Tax effect	1,003	(11,934)	1,003	(11,934)
NFE tax adjustment	(274)	(942)	113	980
Net financial (loss) earnings	$(3,551)	$(14,148)	$192,425	$201,113

Weighted Average Shares Outstanding
Basic	96,154	96,348	96,055	96,237
Diluted	96,620	96,348	96,527	96,629

Basic earnings (loss) per share	$0.14	$(1.16)	$2.29	$1.24
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(0.19)	0.22	(0.60)	0.14
Tax effect	0.04	(0.05)	0.14	(0.03)
Effects of economic hedging related to natural gas inventory	—	0.03	0.26	(0.13)
Tax effect	—	(0.01)	(0.06)	0.03
(Gain on) impairment of equity method investment	(0.04)	0.95	(0.04)	0.95
Tax effect	0.01	(0.12)	0.01	(0.12)
NFE tax adjustment	—	(0.01)	—	0.01
Basic net financial (loss) earnings per share	$(0.04)	$(0.15)	$2.00	$2.09

NFE is a measure of earnings based on the elimination of timing differences to effectively match the earnings effects of the economic hedges with the physical sale of natural gas, Solar Renewable Energy Certificates (SRECs) and foreign currency contracts. Consequently, to reconcile net income and NFE, current-period unrealized gains and losses on the derivatives are excluded from NFE as a reconciling item. Realized derivative gains and losses are also included in current-period net income. However, NFE includes only realized gains and losses related to natural gas sold out of inventory, effectively matching the full earnings effects of the derivatives with realized margins on physical natural gas flows. NFE also excludes certain transactions associated with equity method investments, including impairment charges, which are non-cash charges, and return of capital in excess of the carrying value of our investment. These are not indicative of the Company's performance for its ongoing operations. Included in the tax effects are current and deferred income tax expense corresponding with the components of NFE.

NJR Reports Third Quarter Fiscal 2022 Results Page 3 of 13
A table detailing NFE for the three and nine months ended June 30, 2022 and 2021, is provided below.

Net financial earnings (loss) by Business Unit

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Thousands)	2022	2021	2022	2021
New Jersey Natural Gas	$2,648	$1,581	$156,511	$131,589
Clean Energy Ventures	(5,098)	(4,926)	(18,410)	(24,072)
Storage and Transportation	3,526	2,387	11,113	10,606
Energy Services	(5,003)	(12,527)	42,504	85,501
Home Services and Other	215	(384)	1,113	301
Subtotal	(3,712)	(13,869)	192,831	203,925
Eliminations	161	(279)	(406)	(2,812)
Total	$(3,551)	$(14,148)	$192,425	$201,113

Fiscal 2022 NFE Guidance:

NJR increased its fiscal 2022 NFE guidance to $2.40 to $2.50 compared to the previously announced range of $2.30 to $2.40, subject to the risk and uncertainties identified below under "Forward-Looking Statements." The following chart represents NJR’s current expected contributions from its subsidiaries for fiscal 2022:

Company	Expected Fiscal 2022 Net Financial Earnings Contribution
New Jersey Natural Gas	59 to 61 percent
Clean Energy Ventures	16 to 18 percent
Storage and Transportation	6 to 8 percent
Energy Services	15 to 20 percent
Home Services and Other	0 to 1 percent

In providing fiscal 2022 NFE guidance, management is aware there could be differences between reported GAAP earnings and NFE due to matters such as, but not limited to, the positions of our energy-related derivatives. Management is not able to reasonably estimate the aggregate impact or significance of these items on reported earnings and, therefore, is not able to provide a reconciliation to the corresponding GAAP equivalent for its operating earnings guidance without unreasonable efforts.

New Jersey Natural Gas

NJNG reported third-quarter fiscal 2022 NFE of $2.6 million, compared to NFE of $1.6 million during the same period in fiscal 2021. Fiscal 2022 year-to-date NFE were $156.5 million, compared to NFE of $131.6 million during the same period in fiscal 2021. The increase for both periods was due primarily to higher base rates, which became effective on December 1, 2021.

Customer Growth:

●
NJNG added 5,274 new customers during the first nine months of fiscal 2022, compared with 5,448 during the same period in fiscal 2021. NJNG expects these new customers to contribute approximately $4.4 million of incremental utility gross margin on an annualized basis.

NJR Reports Third Quarter Fiscal 2022 Results Page 4 of 13
Infrastructure Update:

●
NJNG's Infrastructure Investment Program (IIP) is a five-year, $150 million accelerated recovery program that began in fiscal 2021. IIP consists of a series of infrastructure projects designed to enhance the safety and reliability of NJNG's natural gas distribution system. Fiscal 2022 year-to-date NJNG spent $23.5 million under the program on various distribution system reinforcement projects. On March 31, 2022, the Company filed its first rate recovery request with the BPU. On July 13, 2022, NJNG updated the filing with actual information through June 30, 2022, seeking recovery for $28.9 million of investments, including AFUDC, from November 30, 2020 through June 30, 2022.

Basic Gas Supply Service (BGSS) Incentive Programs:

BGSS incentive programs contributed $1.9 million to utility gross margin in the third-quarter of fiscal 2022, compared with $3.3 million during the same period in fiscal 2021.

Fiscal 2022 year-to-date, these programs contributed $12.1 million to utility gross margin, compared with $10.0 million during the same period in fiscal 2021. The increase year-to-date was due primarily to increased margins from off-system sales, partially offset by the timing differences for storage incentives and lower capacity release volumes.

For more information on utility gross margin, please see "Non-GAAP Financial Information" below.

Energy-Efficiency Programs:

SAVEGREEN invested $35.7 million during the first nine months of fiscal 2022 in energy-efficiency upgrades for their customers' homes and businesses. NJNG recovered $23.5 million of its outstanding investments during the first nine months of fiscal 2022. On January 26, 2022, the BPU approved the annual SAVEGREEN filing, which will increase annual recoveries by $2.2 million, effective February 1, 2022. On June 1, 2022, NJNG submitted its annual cost recovery filing for the SAVEGREEN programs established from 2010 through Present. If approved, the proposed rate increase will increase annual recoveries by $0.5 million, effective October 1, 2022.

Clean Energy Ventures

CEV reported third-quarter fiscal 2022 net financial loss of $(5.1) million, compared to a net financial loss of $(4.9) million during the same period in fiscal 2021.

Fiscal 2022 year-to-date net financial loss was $(18.4) million, compared with a net financial loss of $(24.1) million during the same period in fiscal 2021. The improvement was due primarily to the increased operating revenues, partially offset by higher operating expenses and lower income tax benefit.

CEV now has approximately 675 megawatts (MW) of potential capital projects under construction, under exclusivity or under contract, which can be developed through fiscal 2027.

NJR Reports Third Quarter Fiscal 2022 Results Page 5 of 13
Storage and Transportation

Storage and Transportation reported third-quarter fiscal 2022 NFE of $3.5 million, compared with NFE of $2.4 million during the same period in fiscal 2021.

Fiscal 2022 year-to-date NFE was $11.1 million, compared with NFE of $10.6 million during the same period in fiscal 2021. The increase in both periods was due primarily to increased operating revenue and AFUDC equity at Adelphia Gateway, partially offset by lower equity in earnings of affiliates and increased O&M and depreciation expense.

●
Adelphia Gateway - Adelphia Gateway is an 84-mile pipeline running from Marcus Hook to Martins Creek, Pennsylvania originally built as an oil pipeline, which is now being repurposed to deliver natural gas to the Philadelphia and New Jersey markets. Adelphia Gateway recently completed construction at the Marcus Hook and Quakertown compressor stations, and the project remains on track to be completed by the end of the calendar year.

Energy Services

Energy Services reported third-quarter fiscal 2022 net financial loss of $(5.0) million, compared with a net financial loss of $(12.5) million for the same period last fiscal year. The higher NFE for the third quarter of fiscal 2022 were due primarily to the recognition of revenues from the Asset Management Agreements (AMAs), which became effective during the first quarter of fiscal 2022.

Fiscal 2022 year-to-date NFE were $42.5 million, compared with NFE of $85.5 million during the same period in fiscal 2021. The prior year period's NFE included price volatility related to the extreme weather in the mid-continent and southern regions of the U.S. during February 2021, which did not reoccur during 2022, partially offset by financial margin generated from the AMAs in fiscal 2022.

Home Services and Other Operations

Home Services and Other Operations reported third-quarter fiscal 2022 NFE of $0.2 million compared to a net financial loss of $(0.4) million for the same period in fiscal 2021.

Fiscal 2022 year-to-date NFE were $1.1 million, compared with NFE of $0.3 million during the same period in fiscal 2021. The increases were due primarily to higher operating income driven by an increase in installation revenues during the respective periods.

Capital Expenditures and Cash Flows:

NJR is committed to maintaining a strong financial profile.

●
During the first nine months of fiscal 2022, capital expenditures were $419.4 million, including accruals, of which $194.8 million were related to NJNG, compared with $462.7 million, of which $349.4 million were related to NJNG, during the same period in fiscal 2021. The decrease in capital expenditures was primarily due to the completion of the Southern Reliability Link (SRL) project, which was placed into service in August 2021.

●
During the first nine months of fiscal 2022, cash flows from operations were $235.9 million, compared with cash flows from operations of $341.8 million during the same period of fiscal 2021. The decrease in operating cash flows was due to higher working capital requirements as a result of rising energy prices and outsized performance at Energy Services during February 2021 that did not reoccur at similar levels during fiscal 2022.

NJR Reports Third Quarter Fiscal 2022 Results Page 6 of 13
Forward-Looking Statements:

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on NJR will be those anticipated by management. Forward-looking statements in this earnings release include, but are not limited to, certain statements regarding NJR’s NFEPS guidance for fiscal 2022, long term annual growth projections, projections of dividend and financing activities, forecasted contribution of business segments to NJR’s NFE for fiscal 2022, customer growth at NJNG, future NJR and NJNG capital expenditures, potential CEV capital projects, CEV revenue projections,  infrastructure programs and investments future decarbonization opportunities, Asset Management Agreements, the ability to complete the Adelphia Gateway Pipeline project, and other legal and regulatory expectations.

Additional information and factors that could cause actual results to differ materially from NJR’s expectations are contained in NJR’s filings with the SEC, including NJR’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http://www.sec.gov. Information included in this earnings release is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR's results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Non-GAAP Financial Information:

This earnings release includes the non-GAAP financial measures NFE/net financial loss, NFE per basic share, financial margin and utility gross margin. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below. As an indicator of NJR’s operating performance, these measures should not be considered an alternative to, or more meaningful than, net income or operating revenues as determined in accordance with GAAP. This information has been provided pursuant to the requirements of SEC Regulation G.

NFE and financial margin exclude unrealized gains or losses on derivative instruments related to NJR’s unregulated subsidiaries and certain realized gains and losses on derivative instruments related to natural gas that has been placed into storage at Energy Services and certain transactions related to NJR's investments in the PennEast Project, net of applicable tax adjustments as described below. Financial margin also differs from gross margin as defined on a GAAP basis as it excludes certain operations and maintenance expense and depreciation and amortization as well as the effects of derivatives as discussed above. Volatility associated with the change in value of these financial instruments and physical commodity reported on the income statement in the current period. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction because it shows changes in value currently instead of when the planned transaction ultimately is settled. An annual estimated effective tax rate is calculated for NFE purposes and any necessary quarterly tax adjustment is applied to NJR Energy Services Company.

NJNG’s utility gross margin is defined as operating revenues less natural gas purchases, sales tax, and regulatory rider expense. This measure differs from gross margin as presented on a GAAP basis as it excludes certain operations and maintenance expense and depreciation and amortization. Utility gross margin may also not be comparable to the definition of gross margin used by others in the natural gas distribution business and other industries. Management believes that utility gross margin provides a meaningful basis for evaluating utility operations since natural gas costs, sales tax and regulatory rider expenses are included in operating revenues and passed through to customers and, therefore, have no effect on utility gross margin.

Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of NJR’s performance. Management believes these non-GAAP financial measures are more reflective of NJR’s business model, provide transparency to investors and enable period-to-period comparability of financial performance. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below. For a full discussion of NJR’s non-GAAP financial measures, please see NJR’s most recent Report on Form 10-K, Item 7 and NJR’s Form 10-Q filed on August 4, 2022.

NJR Reports Third Quarter Fiscal 2022 Results Page 7 of 13
About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

●
New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,600 miles of natural gas transportation and distribution infrastructure to serve over 560,000 customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex, Sussex and Burlington counties.

●	Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 370 megawatts, providing residential and commercial customers with low-carbon solutions.

●
Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●
Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River and the Adelphia Gateway Pipeline Project, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

●
Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its over 1,200 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
www.njresources.com.

Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.

NJR Reports Third Quarter Fiscal 2022 Results Page 8 of 13
 NEW JERSEY RESOURCES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Thousands, except per share data)	2022	2021	2022	2021
OPERATING REVENUES
Utility	$199,357	$127,626	$937,266	$633,522
Nonutility	352,978	239,967	1,203,227	990,563
Total operating revenues	552,335	367,593	2,140,493	1,624,085
OPERATING EXPENSES
Gas purchases
Utility	100,277	41,785	435,438	211,165
Nonutility	290,806	236,464	980,135	740,199
Related parties	1,838	1,699	5,567	5,163
Operation and maintenance	88,373	81,878	243,143	265,779
Regulatory rider expenses	8,360	5,456	55,941	34,570
Depreciation and amortization	32,872	27,767	94,700	81,977
Total operating expenses	522,526	395,049	1,814,924	1,338,853
OPERATING INCOME (LOSS)	29,809	(27,456)	325,569	285,232
Other income, net	4,288	4,817	12,551	13,941
Interest expense, net of capitalized interest	21,411	18,744	59,814	58,683
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	12,686	(41,383)	278,306	240,490
Income tax provision (benefit)	4,434	(18,785)	64,051	37,713
Equity in earnings (loss) of affiliates	4,801	(89,233)	6,145	(83,754)
NET INCOME (LOSS)	$13,053	$(111,831)	$220,400	$119,023

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.14	$(1.16)	$2.29	$1.24
Diluted	$0.14	$(1.16)	$2.28	$1.23

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	96,154	96,348	96,055	96,237
Diluted	96,620	96,348	96,527	96,629

NJR Reports Third Quarter Fiscal 2022 Results Page 9 of 13
RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES
 (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Thousands)	2022	2021	2022	2021
NEW JERSEY RESOURCES

A reconciliation of net income, the closest GAAP financial measure, to net financial earnings is as follows:

Net income (loss)	$13,053	$(111,831)	$220,400	$119,023
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(17,891)	21,862	(58,060)	13,627
Tax effect	4,253	(5,198)	13,809	(3,240)
Effects of economic hedging related to natural gas inventory	428	2,486	25,160	(12,255)
Tax effect	(102)	(591)	(5,979)	2,912
(Gain on) impairment of equity method investment	(4,021)	92,000	(4,021)	92,000
Tax effect	1,003	(11,934)	1,003	(11,934)
NFE tax adjustment	(274)	(942)	113	980
Net financial (loss) earnings	$(3,551)	$(14,148)	$192,425	$201,113

Weighted Average Shares Outstanding
Basic	96,154	96,348	96,055	96,237
Diluted	96,620	96,348	96,527	96,629

A reconciliation of basic earnings per share, the closest GAAP financial measure, to basic net financial earnings per share is as follows:

Basic earnings (loss) per share	$0.14	$(1.16)	$2.29	$1.24
Add:
Unrealized (gain) loss on derivative instruments and related transactions	$(0.19)	$0.22	$(0.60)	$0.14
Tax effect	$0.04	$(0.05)	$0.14	$(0.03)
Effects of economic hedging related to natural gas inventory	$—	$0.03	$0.26	$(0.13)
Tax effect	$—	$(0.01)	$(0.06)	$0.03
(Gain on) impairment of equity method investment	$(0.04)	$0.95	$(0.04)	$0.95
Tax effect	$0.01	$(0.12)	$0.01	$(0.12)
NFE tax adjustment	$—	$(0.01)	$—	$0.01
Basic NFE per share	$(0.04)	$(0.15)	$2.00	$2.09

NATURAL GAS DISTRIBUTION

A reconciliation of gross margin, the closest GAAP financial measure, to utility gross margin is as follows:

Operating revenues	$199,695	$127,626	$938,279	$633,522
Less:
Natural gas purchases	102,624	44,111	442,441	221,872
Operating and maintenance (1)	25,034	29,437	64,924	80,544
Regulatory rider expense	8,360	5,456	55,941	34,570
Depreciation and amortization	23,951	19,894	70,188	58,538
Gross margin	39,726	28,728	304,785	237,998
Add:
Operating and maintenance (1)	25,034	29,437	64,924	80,544
Depreciation and amortization	23,951	19,894	70,188	58,538
Utility gross margin	$88,711	$78,059	$439,897	$377,080

(1) Excludes selling, general and administrative expenses of $26.5 million and $22.2 million for the three months ended June 30, 2022 and 2021, respectively, and approximately $76.1 million and $67.7 million for the nine months ended June 30, 2022 and 2021, respectively

NJR Reports Third Quarter Fiscal 2022 Results Page 10 of 13
RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES (continued)
 (Unaudited)

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands)	2022	2021	2022	2021
ENERGY SERVICES

A reconciliation of gross margin, the closest GAAP financial measure, to Energy Services' financial margin is as follows:

Operating revenues	$307,815	$201,594	$1,089,704	$893,640
Less:
Natural Gas purchases	290,767	237,011	980,600	741,128
Operation and maintenance (1)	5,617	3,663	12,864	28,271
Depreciation and amortization	34	28	94	83
Gross margin	11,397	(39,108)	96,146	124,158
Add:
Operation and maintenance (1)	5,617	3,663	12,864	28,271
Depreciation and amortization	34	28	94	83
Unrealized (gain) loss on derivative instruments and related transactions	(16,470)	22,784	(61,671)	13,351
Effects of economic hedging related to natural gas inventory	428	2,486	25,160	(12,255)
Financial margin	$1,006	$(10,147)	$72,593	$153,608

(1) Excludes selling, general and administrative expenses of $0.6 million and $0.4 million for the three months ended June 30, 2022 and 2021, respectively, and approximately $1.7 million and $12.8 million for the nine months ended June 30, 2022 and 2021, respectively.

A reconciliation of net income (loss) to net financial (loss) earnings is as follows:

Net income (loss)	$7,501	$(30,846)	$70,214	$83,688
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(16,470)	22,784	(61,671)	13,351
Tax effect	3,914	(5,418)	14,667	(3,175)
Effects of economic hedging related to natural gas	428	2,486	25,160	(12,255)
Tax effect	(102)	(591)	(5,979)	2,912
NFE tax adjustment	(274)	(942)	113	980
Net financial (loss) earnings	$(5,003)	$(12,527)	$42,504	$85,501

NJR Reports Third Quarter Fiscal 2022 Results Page 11 of 13
FINANCIAL STATISTICS BY BUSINESS UNIT
 (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Thousands, except per share data)	2022	2021	2022	2021
NEW JERSEY RESOURCES

Operating Revenues
Natural Gas Distribution	$199,695	$127,626	$938,279	$633,522
Clean Energy Ventures	13,795	13,381	35,805	26,227
Energy Services	307,815	201,594	1,089,704	893,640
Storage and Transportation	16,390	11,649	41,875	38,679
Home Services and Other	14,220	13,312	41,393	38,662
Sub-total	551,915	367,562	2,147,056	1,630,730
Eliminations	420	31	(6,563)	(6,645)
Total	$552,335	$367,593	$2,140,493	$1,624,085

Operating Income (Loss)
Natural Gas Distribution	$13,200	$6,486	$228,694	$170,274
Clean Energy Ventures	(1,209)	(1,288)	(7,877)	(16,021)
Energy Services	10,833	(39,511)	94,479	111,349
Storage and Transportation	4,240	2,190	9,296	10,064
Home Services and Other	477	2,836	2,240	8,124
Sub-total	27,541	(29,287)	326,832	283,790
Eliminations	2,268	1,831	(1,263)	1,442
Total	$29,809	$(27,456)	$325,569	$285,232

Equity in Earnings of Affiliates
Storage and Transportation	$5,274	$(88,615)	$7,586	$(82,036)
Eliminations	(473)	(618)	(1,441)	(1,718)
Total	$4,801	$(89,233)	$6,145	$(83,754)

Net Income (Loss)
Natural Gas Distribution	$2,648	$1,581	$156,511	$131,589
Clean Energy Ventures	(5,098)	(4,926)	(18,410)	(24,072)
Energy Services	7,501	(30,846)	70,214	83,688
Storage and Transportation	6,544	(77,679)	14,131	(69,460)
Home Services and Other	215	(384)	1,113	301
Sub-total	11,810	(112,254)	223,559	122,046
Eliminations	1,243	423	(3,159)	(3,023)
Total	$13,053	$(111,831)	$220,400	$119,023

Net Financial Earnings (Loss)
Natural Gas Distribution	$2,648	$1,581	$156,511	$131,589
Clean Energy Ventures	(5,098)	(4,926)	(18,410)	(24,072)
Energy Services	(5,003)	(12,527)	42,504	85,501
Storage and Transportation	3,526	2,387	11,113	10,606
Home Services and Other	215	(384)	1,113	301
Sub-total	(3,712)	(13,869)	192,831	203,925
Eliminations	161	(279)	(406)	(2,812)
Total	$(3,551)	$(14,148)	$192,425	$201,113

Throughput (Bcf)
NJNG, Core Customers	20.0	15.7	78.6	73.6
NJNG, Off System/Capacity Management	20.3	24.9	69.4	74.4
Energy Services Fuel Mgmt. and Wholesale Sales	40.7	75.0	180.9	292.5
Total	81.0	115.6	328.9	440.5

Common Stock Data
Yield at June 30,	3.3%	3.4%	3.3%	3.4%
Market Price at June 30,	$44.53	$39.57	$44.53	$39.57
Shares Out. at June 30,	96,160	96,361	96,160	96,361
Market Cap. at June 30,	$4,282,015	$3,813,022	$4,282,015	$3,813,022

NJR Reports Third Quarter Fiscal 2022 Results Page 12 of 13
	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer and weather data)	2022	2021	2022	2021
NATURAL GAS DISTRIBUTION

Utility Gross Margin
Operating revenues	$199,695	$127,626	$938,279	$633,522
Less:
Natural gas purchases	102,624	44,111	442,441	221,872
Operating and maintenance (1)	25,034	29,437	64,924	80,544
Regulatory rider expense	8,360	5,456	55,941	34,570
Depreciation and amortization	23,951	19,894	70,188	58,538
Gross margin	39,726	28,728	304,785	237,998
Add:
Operating and maintenance (1)	25,034	29,437	64,924	80,544
Depreciation and amortization	23,951	19,894	70,188	58,538
Total Utility Gross Margin	$88,711	$78,059	$439,897	$377,080
(1) Excludes selling, general and administrative expenses of $26.5 million and $22.2 million for the three months ended June 30, 2022 and 2021, respectively, and approximately $76.1 million and $67.7 million for the nine months ended June 30, 2022 and 2021, respectively

Utility Gross Margin, Operating Income and Net Income
Residential	$55,597	$48,333	$303,716	$258,776
Commercial, Industrial & Other	15,387	14,282	64,609	54,372
Firm Transportation	14,729	11,186	57,101	51,352
Total Firm Margin	85,713	73,801	425,426	364,500
Interruptible	1,060	998	2,420	2,628
Total System Margin	86,773	74,799	427,846	367,128
Off System/Capacity Management/FRM/Storage Incentive	1,938	3,260	12,051	9,952
Total Utility Gross Margin	88,711	78,059	439,897	377,080
Operation and maintenance expense	51,560	51,679	141,015	148,268
Depreciation and amortization	23,951	19,894	70,188	58,538
Operating Income	$13,200	$6,486	$228,694	$170,274

Net Income	$2,648	$1,581	$156,511	$131,589

Net Financial Earnings	$2,648	$1,581	$156,511	$131,589

Throughput (Bcf)
Residential	6.7	6.6	42.3	42.9
Commercial, Industrial & Other	1.3	1.2	7.9	7.9
Firm Transportation	2.3	2.5	11.5	12.1
Total Firm Throughput	10.3	10.3	61.7	62.9
Interruptible	9.7	5.4	16.9	10.7
Total System Throughput	20.0	15.7	78.6	73.6
Off System/Capacity Management	20.3	24.9	69.4	74.4
Total Throughput	40.3	40.6	148.0	148.0

Customers
Residential	510,931	500,923	510,931	500,923
Commercial, Industrial & Other	31,469	30,789	31,469	30,789
Firm Transportation	26,152	30,925	26,152	30,925
Total Firm Customers	568,552	562,637	568,552	562,637
Interruptible	29	27	29	27
Total System Customers	568,581	562,664	568,581	562,664
Off System/Capacity Management*	19	79	19	79
Total Customers	568,600	562,743	568,600	562,743
*The number of customers represents those active during the last month of the period.
Degree Days
Actual	452	466	4,097	4,239
Normal	483	481	4,477	4,512
Percent of Normal	93.6%	96.9%	91.5%	93.9%

NJR Reports Third Quarter Fiscal 2022 Results Page 13 of 13
	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer, SREC, TREC and megawatt)	2022	2021	2022	2021
CLEAN ENERGY VENTURES

Operating Revenues
SREC sales	$1,010	$4,467	$7,839	$6,536
TREC sales	1,709	1,568	3,574	3,075
Solar electricity sales and other	8,128	4,625	15,839	8,613
Sunlight Advantage	2,948	2,721	8,553	8,003
Total Operating Revenues	$13,795	$13,381	$35,805	$26,227

Depreciation and Amortization	$5,358	$5,200	$15,902	$15,318

Operating (Loss)	$(1,209)	$(1,288)	$(7,877)	$(16,021)

Income Tax (Benefit)	$(1,526)	$(1,448)	$(5,524)	$(7,248)

Net (Loss)	$(5,098)	$(4,926)	$(18,410)	$(24,072)

Net Financial (Loss)	$(5,098)	$(4,926)	$(18,410)	$(24,072)

Solar Renewable Energy Certificates Generated	120,779	134,200	278,681	275,271

Solar Renewable Energy Certificates Sold	6,573	23,000	38,773	32,495

Transition Renewable Energy Certificates Generated	12,210	10,896	25,471	21,206

Solar Megawatts Under Construction	75.5	12.6	75.5	12.6

ENERGY SERVICES

Operating Income
Operating revenues	$307,815	$201,594	$1,089,704	$893,640
Less:
Gas purchases	290,767	237,011	980,600	741,128
Operation and maintenance expense	6,181	4,066	14,531	41,080
Depreciation and amortization	34	28	94	83
Total Operating Income (Loss)	$10,833	$(39,511)	$94,479	$111,349

Net Income (Loss)	$7,501	$(30,846)	$70,214	$83,688

Financial Margin	$1,006	$(10,147)	$72,593	$153,608

Net Financial (Loss) Earnings	$(5,003)	$(12,527)	$42,504	$85,501

Gas Sold and Managed (Bcf)	40.7	75.0	180.9	292.5

STORAGE AND TRANSPORTATION

Operating Revenues	$16,390	$11,649	$41,875	$38,679

Equity in Earnings of Affiliates	$5,274	$(88,615)	$7,586	$(82,036)

Operation and Maintenance Expense	$7,840	$6,689	$22,524	$20,370

Other Income, Net	$1,882	$1,290	$7,141	$4,135

Interest Expense	$3,177	$2,937	$7,160	$10,497

Income Tax Provision (Benefit)	$1,675	$(10,393)	$2,732	$(8,874)

Net Income (Loss)	$6,544	$(77,679)	$14,131	$(69,460)

Net Financial Earnings	$3,526	$2,387	$11,113	$10,606

HOME SERVICES AND OTHER

Operating Revenues	$14,220	$13,312	$41,393	$38,662

Operating Income	$477	$2,836	$2,240	$8,124

Net Income (Loss)	$215	$(384)	$1,113	$301

Net Financial Earnings (Loss)	$215	$(384)	$1,113	$301

Total Service Contract Customers at June 30	103,819	106,131	103,819	106,131